ALLY FINANCIAL INC. SEVERANCE PLAN

PLAN DOCUMENT

AND

SUMMARY PLAN DESCRIPTION

As Amended May 1, 2011

ALLY FINANCIAL INC. SEVERANCE PLAN

Appendix:     Claims Procedure

ALLY FINANCIAL INC. SEVERANCE PLAN

DEFINITIONS

Page
Claimant	16
Claims Procedure	10
Code	9
Committee	4
Company	4
ERISA	4
Exempt Person	8
General Release Document(s)	6
Level I Participant	4
Level II Participant	4
LTECIP	4
Non-Solicitation Period	7
Other Severance Plans	4
Participant	4
Plan	4
Qualified Termination of Employment	4
Severance Pay	6
SPD	4

ALLY FINANCIAL INC. SEVERANCE PLAN
PLAN DOCUMENT AND SUMMARY PLAN DESCRIPTION

This is the Summary Plan Description (“SPD”) for the Ally Financial Inc. Severance Plan (the “Plan”). The Compensation and Leadership Committee of the Board of Directors (the “Committee”) of Ally Financial Inc., formerly GMAC Inc. and GMAC LLC, (the “Company”) adopted the Plan with an effective date of January 1, 2009, which has since been amended by the Company’s Employee Benefits Committee. The Plan is intended to be an employee welfare-benefit plan under and subject to the Employee Retirement Income Security Act of 1974, as amended, and the applicable regulations promulgated thereunder (“ERISA”). As a SPD, its purpose is to explain the Plan for you and provide you with additional information regarding the Plan. You should read it carefully. This document also serves as the “plan document” for the Plan.

I.	PURPOSE OF THE PLAN
The Plan is intended to provide financial and other benefits in the event of a termination of employment. Severance payments are not to be viewed as automatic and are not compensation for past services, but instead are intended only as prospective payments that will be offered under certain circumstances. This Plan replaces and supersedes all other plans, programs, policies, agreements and arrangements of the Company (other than individual employment agreements) in which any employee has been eligible or entitled to participate (“Other Severance Plans”), and all such Other Severance Plans are hereby discontinued as of January 1, 2009.

II.	ELIGIBILITY AND PARTICIPATION
A.All United States employees of the Company will participate in the Plan (“Participants”). However, the level of participation in the Plan is determined by a Participant’s level of responsibility within the Company as described below.
B.Employees who do not participate in the Company’s Long-Term Incentive Plan LLC Long-Term Equity Compensation Incentive Plan (“LTECIP”) will participate in this Plan at Benefit Level I described herein and be referred to as Level I Participants.
C.Employees who participate in the LTECIP, other than those who participate solely as the result of receiving Key Contributor Share Units (“KCSU”), will participate in this Plan at Benefit Level II described herein and be referred to as Level II Participants. KCSU recipients will participate in the Plan at Benefit Level I described herein and remain Level I Participants.

III.	QUALIFIED TERMINATIONS OF EMPLOYMENT

A.Plan benefits are payable only upon a “Qualified Termination of Employment,” which means a termination of employment with the Company as a result of any of the following:

1.	Elimination of current position or reduction in the total number of employees in the same department performing the same or similar job.

2.	Substantial change in current duties for which the employee no longer qualifies.

3.	Substantial change in current duties which results in a twenty percent (20%) or more reduction in salary.

4.
Declining a geographic transfer to a new position offered to employee upon the elimination of current position as an alternative to termination, provided that the expenses associated with the transfer would qualify for receipt of benefits under the Relocation Program.

B.Accordingly, Plan benefits are not payable for an “unqualified” termination of employment as a result of any of the following:

1.	Loss of temporary employment

2.	Termination of employment where an employment or other written agreement provides for severance

3.	Death

4.	Disability

5.	Involuntary termination for cause as determined by the Company in its sole discretion

6.	Resignation

7.	Retirement

8.	An approved Leave of Absence or failure to return from an approved Leave of Absence

9.	Transfers from the Company to a Company affiliate.

10.
The majority of the Company’s assets are sold via an asset purchase agreement or the Company ceases an operation and the same is assumed by another employer, and continued employment is offered with a comparable salary and target incentive or equity compensation opportunity (greater than 80% of current compensation and incentive package).

11.	A termination of employment for which a Participant has executed a severance and release document or has received benefits pursuant to the terms of any other severance plan.
C.Plan benefits will not be paid unless and until the Participant signs and does not revoke a General Release Document(s) in a form(s) that is satisfactory to, approved by, and provided by the Company. These documents may be changed from time to time.
IV. PLAN BENEFITS
A.Level I Participants are eligible for the following Severance Pay (meaning base salary only):

Band 3 and Band 4		Band 2
Full Years of Unbroken Service	Weeks of Pay	Full Years of Unbroken Service	Weeks of Pay
Less than 1	4	Less than 1	8
1	4	1	8
2	4	2	8
3	5	3	8
4	6	4	8
5	9	5	9
6	10	6	10
7	11	7	11
8	12	8	12
9	13	9	13
10	16	10	16
11	17	11	17
12	18	12	18
13	19	13	19
14	20	14	20
15	23	15	23
16	24	16	24
17	25	17	25
18	26	18	26
19	27	19	27
20 and more	35	20 and more	35

B.Level II Participants are eligible for the following Severance Pay:

•	0-4 full years of unbroken service: 26 weeks of pay

•	5-14 full years of unbroken service: 39 weeks of pay

•	15 and above full years of unbroken service: 52 weeks of pay
C.Base salary for the purpose of determining commission-eligible employees’ Severance Pay is deemed to be $50,000 annually.
D.Any debts or monies Participant owes to the Company or its subsidiaries or affiliates will be deducted from the Severance Pay amounts described in A & B above.
E.Outplacement. Each Participant shall be eligible to receive outplacement benefits following a Qualified Termination of Employment through an approved vendor, provided that the scope, level, amount, timing, and all other terms and conditions of such outplacement benefits shall be determined by the Committee in its sole discretion and on an individual-by-individual or a group-by-group basis. In addition, outplacement benefits will be tiered based on employee’s level in the organization, market conditions, and/or geographic area.
V.PARTICIPANT’S OBLIGATIONS
A.Non-Solicitation. At all times prior to and following a Level II Participant’s termination of employment for any reason, including voluntary termination, then during the subsequent twenty-four months (“Non-Solicitation Period”) a Level II Participant shall not at any time, directly or indirectly, whether on behalf of himself or herself or any other person or entity (i) solicit any client and/or customer of the Company or any subsidiary with respect to a Competitive Activity or (ii) solicit or employ any employee of the Company or any subsidiary, or any person who was an employee of the Company or any subsidiary during the 60-day period immediately prior to the Level II Participant’s termination, for the purpose of causing such employee to terminate his or her employment with the Company or such subsidiary.
B.Confidentiality. At all times prior to and following the termination date, a Participant shall not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company, including such trade secret or proprietary or confidential information of any customer or client or other entity to which the Company owes an obligation not to disclose such information, which he or she acquires during his or her employment with the Company, including but not limited to records kept in the ordinary course of business, except:

1.	as such disclosure or use may be required or appropriate in connection with his or her work as an employee of the Company; or

2.
when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him or her to divulge, disclose or make accessible such information; or

3.	as to such confidential information that becomes generally known to the public or trade without his or her violation of this Section V-C; or

4.
to the Participant’s spouse, attorney, and/or his or her personal tax and financial advisors as reasonably necessary or appropriate to advance the Participant’s tax, financial and other personal planning (each an “Exempt Person”), provided, however, that any disclosure or use of any trade secret or proprietary or confidential information of the Company by an Exempt Person shall be deemed to be a breach of this Section V-C by the Participant.
C.Non-Disparagement. At all times prior to and following the termination date, a Participant shall not make any statements or express any views that disparage the business reputation or goodwill of the Company and/or any of its subsidiaries, affiliates, investors, members, officers, or employees.
D.Return of Company Property. Immediately following the termination date, a Participant will immediately return all Company property in his or her possession, including but not limited to all computer equipment (hardware and software), telephones, facsimile machines, electronic communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company, its customers and clients or its prospective customers and clients.
E.Cooperation. Following the termination date, a Participant will cooperate willingly, as the Company may reasonably request, including his or her attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company's defense or prosecution of any existing or future claims or litigations or other proceeding relating to matters in which he or she was involved or potentially had knowledge by virtue of his or her employment with the Company.
F.Enforcement of Section V. If a Participant materially violates any provision of this Section V, he or she shall immediately forfeit any right, title and interest to any Severance Pay that has not yet been paid or provided and shall be required to repay to the Company a cash amount equal to the value of the Severance Pay that he or she has already received and shall reimburse the Company for its legal fees and costs associated with recovery of these amounts.
G.Enforcement of Non-Solicitation and Confidentiality Covenants. If a Participant violates or threatens to violate any provisions of Section V, the Company shall not have an adequate remedy at law. Accordingly, the Company shall be entitled to such equitable and injunctive relief, without posting a bond, as may be available to restrain the Participant and any business, firm, partnership, individual, corporation or entity participating in the breach or threatened breach from the violation of the provisions of Section V. Nothing in the Plan shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for breach or threatened breach of Section V, including the recovery of damages. If Company is successful in enforcing its rights under this provision, the affected Participant will reimburse the Company for its legal fees and costs associated with such enforcement action.

VI.	TAX MATTERS

A.Withholding Taxes. The Company shall be entitled to withhold from any and all payments made under the Plan all federal, state, local and/or other taxes or imposts which the Company determines are required to be so withheld from such payment.
B.Code Section 409A. The Plan is not intended to be subject to Code Section 409A. Notwithstanding anything contained in the Plan to the contrary, the Committee shall have full authority to operate the Plan and to override or amend any provision in the Plan and any Participation Agreement in order for the Plan to be fully compliant – both in form and in operation – with Code Section 409A.
C.No Guarantee of Tax Consequences. No person connected with the Plan in any capacity, including, but not limited to, the Company and any subsidiary and their directors, officers, agents and employees makes any representation, commitment, or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to amounts payable or provided under the Plan, or paid to or for the benefit of a Participant under the Plan, or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.
VII.ADMINISTRATION, AMENDMENT AND TERMINATION
The Company has and retains the right to interpret, amend, revise, cancel or terminate the Plan at any time and without prior notice, provided any amendment, revision, cancellation or termination of the Plan will not reduce a Participant’s benefits to which he or she has become entitled due to a Qualified Termination of Employment that has already occurred or is about to occur. No representations by anyone may extend the Plan to provide severance packages or benefits not covered by the Plan.
The Company, and such other person(s) or entity(ies) to whom such authority has been delegated as a fiduciary of the Plan, shall in its sole discretion determine each employee’s eligibility under the Plan and the amount of Severance Pay or other benefits under the Plan, and in connection therewith in such fiduciary capacity and in its sole discretion shall make factual determinations. Such determinations shall be made under the Claims Procedure (explained below) when the Claims Procedure is applicable.
The Company, and such other person(s) or entity(ies) to whom such authority has been delegated as a fiduciary of the Plan, acting under the Claims Procedure or otherwise, shall have the authority and responsibility, in its sole discretion, to interpret or construe the terms and provisions of the Plan.
VIII.CLAIMS PROCEDURE

If you believe that you are entitled to severance benefits, you must make a claim for benefits by following the Claims Procedure set forth in the Appendix to this document.
IX.OTHER INFORMATION
Official Plan Name: Ally Financial Inc. Severance Plan
Name and Address of Employer that Maintains the Plan:
Ally Financial Inc., 200 Renaissance Center, M/C482-B09-C24, Detroit, MI. 48265.
Employer Identification Number of Employer that Maintains the Plan: 38-0572512
Plan Number: 535
Type of Plan: Welfare - Severance
Type of Administration: Self-administered by Ally Financial Inc.
Funding: The Plan is unfunded and uninsured.
Sources of Contributions: The employer, Ally Financial Inc., makes contributions in the amount necessary to pay benefits.
Agent for Service of Legal Process on the Plan and Address at which Process May Be Served: Ally Financial Inc., 200 Renaissance Center, M/C482-B09-C24, Detroit, MI. 48265.
Date of the End of the Year for Purposes of Maintaining the Plan’s Fiscal Records (that is, the plan year end): December 31.

X.	STATEMENT OF ERISA RIGHTS
As a participant in the Ally Financial Inc. Severance Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:
Receive Information about Your Plan and Benefits

•
Examine, without charge, at the plan administrator’s office and at other specified locations, such as worksites, all documents governing the Plan, and a copy of the latest annual report (Form 5500 Series), if any, filed by the plan with the U.S. Department of Labor, and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•
Obtain upon written request to the plan administrator copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if any, and updated summary plan description. The plan administrator may make a reasonable charge for the copies.

•	Receive a summary of the Plan’s annual financial report. The plan administrator is required by law to furnish each participant with a copy of this summary annual report.
Prudent Actions by Plan Fiduciaries
In addition to creating rights for Plan participants ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA.
Enforce Your Rights
If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of the plan documents or latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If it should happen that plan fiduciaries misuse the plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file a suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
If you have any questions about your Plan, you should contact the plan administrator (see below). If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the plan administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
XI.QUESTIONS REGARDING THE PLAN
Questions regarding the Plan may be directed to: the Vice President of Total Rewards, Ally Financial Inc., 1290 Avenue of the Americas, 3rd Floor, New York, NY 10104.

XII.MISCELLANEOUS
A.No Mitigation. A Participant shall be under no obligation to seek other employment following the termination date and there will be no offset against amounts due to the Participant under the Plan on account of any compensation attributable to any subsequent employment.
B.Offset. Any benefits paid under the Plan will be reduced by any payment or benefit made or provided by the Company or any subsidiary to the Participant pursuant to (i) any severance plan, program, policy or arrangement of the Company or any subsidiary not otherwise referred to in the Plan, (ii) the termination-of-employment provisions of any employment agreement between the Company or any subsidiary and the Participant, and (iii) any federal, state or local statute, rule, regulation or ordinance.
C.No Right, Title, or Interest in Company Assets. Participants shall have no right, title, or interest whatsoever in or to any assets of the Company or any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, or his or her beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. Subject to this Section XII-C, all payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts
D.No Right to Continued Employment. A Participant’s rights, if any, to continue to serve the Company as an employee shall not be enlarged or otherwise affected by his or her designation as a participant under the Plan, and the Company or the applicable subsidiary reserves the right to terminate the employment of any employee at any time. The adoption of the Plan shall not be deemed to give any employee, or any other individual any right to be selected as a participant or to continued employment with the Company or any subsidiary.
E.Other Rights. The Plan shall not affect or impair the rights or obligations of the Company or a Participant under any other written plan, contract, arrangement, or pension, profit sharing or other compensation plan, provided however, that if any provision of any agreement, plan, program policy, arrangement or other written document between or relating to the Company and the Participant conflicts with any provision of the Plan, the provision of the Plan shall control and prevail.
F.Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Michigan without reference to principles of conflict of laws, except as superseded by ERISA and other applicable federal law.
G.Severability. If any term or condition of the Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, with the exception of such invalid or unenforceable provision, shall not be affected thereby and shall continue in effect and application to its fullest extent.
H.Executive Compensation Requirements.  It is intended that the Plan will fully comply with the Emergency Economic Stabilization Act of 2008 (“EESA”), the American Recovery and Reinvestment Act of 2009 (“ARRA”), any and all regulations promulgated under EESA and ARRA, and any and all other federal and state rules, regulations, and policies regulating executive compensation (collectively “Executive Compensation Requirements”).  The Company may unilaterally take whatever actions, or refrain from taking any action, that it considers in its sole discretion is necessary to comply with the Executive Compensation Requirements.  Such actions include, but are not limited to, requiring repayment of any Plan benefits determined to have been based on statements of earnings, revenues, gains, or other criteria that are later found to be materially inaccurate.  The Committee may, in its discretion, demand repayment from other Plan benefit recipients based on the same determination.
* * * * *

APPENDIX

CLAIMS PROCEDURE

1.
A participant (“claimant”) with an interest in the Ally Financial Inc. Severance Plan (the “Plan”) shall have the right to file a claim for benefits under the Plan and to appeal any denial of a claim for benefits. Any request for a Plan benefit or to clarify the claimant’s rights to future benefits under the terms of the Plan shall be considered to be a claim. (However, this claims procedure does not govern casual inquiries about benefits or the circumstances under which benefits might be paid under the terms of the Plan, nor does it govern a request for a determination regarding eligibility for coverage except such a determination as is requested or necessary in connection with a claim for benefits.) An authorized representative of the claimant may act on behalf of the claimant in pursuing a benefit claim or appeal of an adverse benefit determination. The individual or individuals responsible for deciding the benefit claim or appeal, as applicable, may require the representative to provide reasonable written proof that the representative has in fact been authorized to act on behalf of the claimant. The Plan requires no fee or other cost for the making of a claim or appealing an adverse benefit determination.

2.	A claim for benefits will be considered as having been made when submitted in writing by the claimant to the plan administrator, in care of:

Vice President Total Rewards
Ally Financial Inc.
1290 Avenue of the Americas, 3rd Floor
        New York, NY 10104

Your claim should include the following:
Your name, address, telephone number, and social security number.
Your dates of employment with the Company.
Your job title and position with the Company.
The reasons for your termination of employment; and
A statement of the reasons why you are entitled to severance pay under the Plan

3.
A claim for benefits will be considered as having been made when submitted in writing by the claimant to the plan administrator, in care of: The Vice President of Total Rewards of the Company, acting on behalf of the plan administrator, will determine whether, or to what extent, the claim may be allowed or denied under the terms of the Plan. If the claim is wholly or partially denied, the plan administrator shall notify the claimant of the Plan’s adverse benefit determination within a reasonable period of time, but not later than 90 days after the Plan receives the claim, unless the plan administrator determines that special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. Such extension may not exceed an additional 90 days from the end of the initial 90-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the final decision. For the purposes of this paragraph 3, the period of time within which a benefit determination is required to be made shall begin at the time a claim is filed in accordance with the Plan’s filing requirements, without regard to whether all the information necessary to make a benefit determination accompanies the filing.

4.
The plan administrator shall provide a claimant with written or electronic notification of any adverse benefit determination. Any electronic notification shall comply with the standards imposed by 29 CFR § 2520.104b-1(c)(i), (iii) and (iv). The notification shall set forth, in a manner calculated to be understood by the claimant:

(1)	The specific reason(s) for the adverse determination;

(2)	Reference to the specific Plan provisions on which the determination is based;

(3)	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(4)
A description of the Plan’s appeal (review) procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA § 502(a) following an adverse benefit determination on appeal.

5.
The claimant may appeal an adverse benefit determination to the Vice President of Total Rewards acting on behalf of the plan administrator. The Vice President of Total Rewards shall conduct a full and fair review of each appealed claim and its denial. The claimant shall have at least 60 days following receipt of a notification of an adverse benefit determination within which to appeal the determination.

6.	The appeal of an adverse benefit determination must be made in writing. In connection with making such request, the claimant may submit written comments, documents, records, and other information relating to the claim for benefits. The claimant shall be provided, free of charge upon written request, reasonable access to, and copies of, all documents, records and other information relevant (as defined in paragraph (k) below) to the claimant’s claim for benefits. In considering the appeal the Vice President of Total Rewards shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in connection with the initial benefit determination.

General procedure. The plan administrator shall notify a claimant of the Plan’s benefit determination upon appeal within a reasonable period of time, but not later than 60 days after receipt of the claimant’s appeal. However, the plan administrator may determine that special circumstances (such as the need to hold a hearing) require an extension of time for processing the claim. If the plan administrator determines that an extension of time, not to exceed 60 days, for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 60-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on appeal.

Calculating time periods. For the purposes of this paragraph (f), the period of time within which a benefit determination on appeal is required to be made shall begin at the time an appeal is filed in accordance with the Plan’s appeal filing requirements, without regard to whether all the information necessary to make a benefit determination on appeal accompanies the filing. In the event that a period of time is extended as provided above for the determination of a claim on appeal due to a claimant’s failure to submit information necessary to decide an appeal of an adverse benefit determination, the period for making the benefit determination on appeal shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

Furnishing documents. In the case of an adverse determination on appeal, the plan administrator shall provide such access to, and copies of, documents, records, and other information described in subparagraphs (g)(3) and (4) below as is appropriate.

7.
The plan administrator shall provide a claimant with written or electronic notification of the Plan’s benefit determination on appeal. Any electronic notification shall comply with the standards imposed by 29 CFR § 2520.104b-1(c)(i), (iii) and (iv). In the case of an adverse benefit determination on appeal, the notification shall set forth, in a manner calculated to be understood by the claimant:

(1)	The specific reason(s) for the adverse determination;

(2)	Reference to the specific Plan provisions on which the benefit determination is based;

(3)
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as defined in paragraph (k) below) to the claimant’s claim for benefits; and

(4)	A statement of the claimant’s right to bring a civil action under ERISA § 502(a).

8.
The claimant must exhaust his or her rights to file a claim and to appeal an adverse benefit determination before bringing any civil action to recover benefits due to him under the terms of the Plan, to enforce his or her rights under the terms of the Plan, or to clarify his or her rights to future benefits under the terms of the Plan.

9.
The Vice President of Total Rewards shall exercise his or her responsibilities and authority under this claims procedure as a fiduciary and, in such capacity, shall have the discretionary authority and responsibility (1) to interpret and construe the Plan and any rules or regulations under the Plan, (2) to determine the eligibility of employees to participate in the Plan, and the rights of participants and former participants and any other claimants to receive benefits under the Plan, and (3) to make factual determinations in connection with any of the foregoing. The Vice President of Total Rewards may, in his or her discretion, determine to hold a hearing or hearings in carrying out his or her responsibilities and authority under this claims procedure.

10.
Benefit claim determinations and decisions on appeals shall be made in accordance with governing Plan documents. The Plan’s provisions shall be applied consistently with respect to similarly situated claimants. The Vice President of Total Rewards shall maintain complete records of his or her proceedings in deciding claims and appeals.

11.	Definitions. For the purposes of this Claims Procedure the following definitions apply:

“Adverse benefit determination” means any of the following: a denial, reduction, or termination of, or a failure to provide or make payment (in whole or in part)

for, a benefit, including any such denial, reduction, termination, or failure to provide or make payment that is based on a determination of a participant’s eligibility to participate in the Plan.

A document, record, or other information shall be considered “relevant” to a claimant’s claim if such document, record, or other information (i) was relied upon in making the benefit determination, (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination, or (iii) demonstrates compliance with the administrative processes and safeguards required pursuant to paragraph (j) above in making the benefit determination.